EXHIBIT 10.11

Vectren Corporation
Severance Plan for Executive Officers
1.General Information.
(a)Vectren Corporation (the “Company”) hereby establishes the Vectren Corporation Severance Plan for Executive Officers (this “Plan”), as set forth in this document.
(b)This Plan is designed to provide financial protection in the event of termination of key executives of the Company and its Subsidiaries who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management.
(c)This Plan shall commence on December 31, 2011 (the “Commencement Date”) and shall continue in effect until terminated by the Committee. This Plan may be amended or modified in any respect, and may be terminated, in any such case by the Committee at any time and from time to time and in the sole discretion of the Committee; provided, each Participant is notified of such amendment, modification or termination and such amendment, modification or termination shall not be effective until one year after such notice is provided to each Participant. Notwithstanding the foregoing, the Committee may amend or modify this Plan, without notice and with immediate effect, if the amendment or modification (i) does not materially impair the rights of the Participant, or (ii) is a result of a material change in market conditions with respect to the benefits to be provided pursuant to this Plan as documented by an independent consultant retained by the Committee even if such change impairs the rights of any Participant.
(d)The Company and each Subsidiary of the Company that has adopted this Plan as a participating employer are set forth on Exhibit B attached hereto and made a part hereof (each, a “Participating Employer”). The name of the Participating Employer with whom each Participant is employed shall be set forth next to the Participant’s name in the column titled “Participating Employer” on Exhibit C attached hereto and made a part hereof.
2.Definitions. For purposes of this Plan, terms not defined herein have the meaning ascribed to such terms in Exhibit A attached hereto and made a part hereof.
3.Eligibility and Commencement of Participation.
(a)Eligibility to participate in this Plan shall be limited to certain key executives of the Company and its Subsidiaries who (i) are not parties to individual agreements that provide for severance benefits prior to a change in control involving the Company or any Subsidiary, and (ii) are designated as participants on Exhibit C attached hereto and made a part hereof by a duly adopted resolution of the Committee.
(b)The Committee shall limit the class of persons selected to participate in this Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA.
(c)A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, on the earlier of (i) the date that the Participant suffers a cessation of employment with the Company and its Subsidiaries unless such Participant is then entitled to a severance benefit as provided in Section 5, or (ii) the effective date that this Plan is terminated in accordance with Section 1(c). Notwithstanding anything herein to the contrary, if a Participant is a party to an agreement that may provide severance benefits after a change in control involving the Company or any Subsidiary, then the Participant’s participation in this Plan shall automatically terminate on the consummation of such change in control of the Company or any Subsidiary.
(d)Participation in this Plan does not alter the status of a Participant as an at will employee, and nothing in this Plan will reduce or eliminate the right of the Company and its Subsidiaries to terminate a Participant’s employment at any time for any reason or no reason. This Plan does not constitute a contract of employment or impose on the Company or any Subsidiary any obligation to retain any Participant as an employee, maintain any compensation level, or maintain the status of any Participant’s employment.
4.Restrictive Covenants. As a condition to participating in this Plan, each Participant acknowledges and agrees to the following.
(a)Each Participant acknowledges that the successful marketing, development, sales and distribution of products and rendering of services to the customers of the Company and its Affiliates require substantial time and expense. Such efforts generate for the Company and its Affiliates valuable Confidential Information (as hereinafter defined) which gives the Company and its Affiliates a business advantage over others who do not have such information. “Confidential Information” of the Company and its Affiliates includes, but is not limited to, the following information of the Company and each of its Affiliates: financial and compensation information, business strategies, plans, trade secret information, customer records, customer lists, customer data and information, computer software, business methods, tactics, techniques and processes, personnel information, marketing information, sales information, pricing information, cost information, information pertaining to the Company’s or its Affiliate’s relationships with business partners, whether or not

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reduced to writing or other tangible medium of expression. All Confidential Information obtained by such Participant during the course of such Participant’s employment with the Company or any Affiliate are the property of the Company or, as may be applicable, its relevant Affiliate or their respective customers. No Participant will, at anytime during employment or thereafter, use or disclose to any person or entity or otherwise exploit any Confidential Information except (i) during such Participant’s employment as is appropriate in serving the Company’s or its Affiliate’s customers, (b) when properly required to do so by law; provided, however, that, Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, or (c) with the express written permission of the Chairperson of the Committee. This Section 4(a) of this Plan is intended, among other things, to supplement the provisions of the Indiana Uniform Trade Secrets Act, as amended from time to time, and the duties each Participant owes to the Company and its Affiliates under the common law, including, but not limited to, the duty of loyalty.
(b)Each Participant agrees that during such Participant’s employment by the Company or any Affiliate, such Participant shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that is competitive with the Company’s or any Affiliate’s business, deprives the Company or any Affiliate of any business opportunity, conflicts with the Company’s or any Affiliate’s business interests or is otherwise detrimental to the Company or any Affiliate; provided, however, that Participant may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and only if Participant is a passive investor.
(c)The Participating Employer and each Participant acknowledges and agrees that the following limited restrictive covenants are reasonably necessary to protect the legitimate interests of the Company and its Affiliates, and such limited restrictive covenants are an essential part of, a condition of and consideration for participation in this Plan. Therefore, this limited non-solicitation provision is drafted narrowly so as to safeguard the Company’s and its Affiliate’s legitimate business interests while not unreasonably interfering with employee’s ability to obtain other employment. For a period of twelve months after separation from all Participating Employers (regardless of the reason for separation), each Participant agrees that he/she shall not (i) solicit or sell to any customer or prospective customer of the Company or any Affiliate that such Participant learned of or solicited, serviced, or sold to during such Participant’s employment with the Participating Employer, (ii) request or advise any customer of the Company or any Affiliate to withdraw, curtail, or cease such business with the Company or any Affiliate; (iii) disclose to any person or entity the identities of any customers of the Company or any Affiliate, and/or (iv) influence or attempt to influence any employee of the Company or any Affiliate to separate from the Company or any Affiliate. Each Participant agrees that the restricted period of time in this Section 4(c) and will be tolled during any periods of non-compliance by such Participant.
(d)Each Participant agrees that, during employment and thereafter, such Participant will not make any statements to any person or entity (including, without limitation, representatives of any press or media or any employee or customer of the Company or any Affiliate) which is disparaging of the Company or any Affiliate, or their respective reputation, or the character, competence or reputation of any officer, director, executive, employee, partner, or agent of the Company or any Affiliate.
(e)Each Participant recognizes that a breach or threatened breach by such Participant of this Section 4 will give rise to irreparable injury to the Company and its Affiliates and that money damages will not be adequate relief for such injury, and, accordingly, agrees to waive any defense that the Company or any Affiliate has an adequate remedy of law and further agrees that the Corporation and each Affiliate shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without (to the extent not prohibited by law) having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies that may be available, including the recovery of monetary damages from such Participant.
(f)This Section 4 is not intended to limit a Participant’s ability to communicate directly with the Securities and Exchange Commission (the “SEC”) or otherwise prevent Participant from participating in any investigation or proceeding conducted by the SEC.
5.Termination other than for Cause or Resignation for Good Reason. If the Participating Employer shall terminate the Participant’s employment other than for Cause, death or Disability, or the Participant shall resign employment with the Participating Employer for Good Reason, then:
(a)The Participating Employer shall pay to the Participant in a lump sum in cash within sixty days after the Termination Date the aggregate of the amounts set forth in clauses (i) and (ii) below:
(i)the Participant’s annual base salary, accrued and unpaid vacation and unreimbursed expenses through the Termination Date to the extent not theretofore paid (“Accrued Obligations”); provided, however, that for purposes of this Section 5, annual base salary shall mean gross annual

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base salary and shall include, for example, any elective salary reductions in effect for the Participant under any tax qualified or non qualified deferred compensation plan maintained by the Company; and
(ii)the amount equal to the product of the number listed under the column “Severance Multiple” next to the Participant’s name on Exhibit C (the “Severance Multiple”), multiplied by the Participant’s annual base salary in effect on the Termination Date.
(b)The Participating Employer shall pay the Participant the pro‑rated portion (based on the number of days in the year of termination during which the Participant was employed) of the annual cash bonus the Participant would have received for the year of termination had he or she remained employed through the entire year (based on the actual performance of the Company and/or its Subsidiary, as applicable, for the year of termination), payable when bonuses are generally paid to the Participating Employer’s executives for the year of termination but no later than two and one half months after the end of the year in which the cash bonus was earned.
(c)The Participating Employer shall pay the Participant in a lump sum in cash within sixty days after the Termination Date an amount equal to the product of (i) the Severance Multiple, multiplied by (ii) the actual amount of employer and employee contributions to the Participating Employer’s medical, prescription and dental plans in the month immediately prior to the month in which the Termination Date occurred, multiplied by (iii) 12.
(d)The Participating Employer shall pay the Participant in a lump sum in cash within sixty days after the Termination Date an amount equal to the product of (i) the monthly fee of an outplacement service provider identified by the Participating Employer for the provision of a reasonable amount of outplacement services for an executive, multiplied by (ii) 6.
6.Termination for Cause, death or Disability or Resignation without Good Reason. If the Participating Employer shall terminate the Participant’s employment for Cause, if employment terminates for death or Disability, or if the Participant shall resign employment with the Participating Employer other than for Good Reason, then the Participant shall be entitled to only the Accrued Obligations.
7.Process for Good Reason. For the Participant to have the right to resign for Good Reason, all of the following must timely occur: (a) the Participant must provide the Participating Employer with notice of the occurrence of any of the Good Reason events within the ninety day period immediately following the first occurrence of such event and such notice describes in detail the Good Reason event and the proposed cure to such event, (b) the Participating Employer must fail to cure such event with a period of thirty days from the date of receipt of such notice, and (c) the Notice of Termination is delivered by the Participant to the Participating Employer within thirty days following the day on which the thirty day period set forth in the preceding clause (b) expires.
8.Release. Any compensation and benefits to be provided under Sections 5(a)(ii), 5(b), 5(c), and 5(d) hereof shall be provided only if the Participant timely executes and does not revoke a Release. The Release must be signed by the Participant or his legal representative, if applicable, and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), no later than the sixtieth day after the Termination Date. If the Participant fails to execute and furnish the Release, or if the Release furnished by the Participant has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) within such sixty day period, the Participant will not be entitled to any payment or benefit under the Plan other than the Accrued Obligations.
9.No Mitigation; Clawback. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. Notwithstanding anything herein to the contrary, as a condition to participating in this Plan, each Participant agrees that payments made to such Participant may be subject to repayment pursuant to one or more clawback or recoupment policies of the Company or any of its Affiliates as are in effect at anytime and from time to time.
10.Effect on Other Policies, Agreements and Benefits. Any benefits received by a Participant pursuant to this Plan shall be in lieu of any severance policy or severance plan maintained by the Company or its Affiliates (other than a stock option, restricted stock, share or unit, performance share or unit, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Any economic or other benefit to a Participant under this Plan, other than the Accrued Obligations, will not be taken into account in determining any benefits to which the Participant may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company and its Affiliates, unless provided otherwise in any such plan.
11.Administration. This Plan will be interpreted by the Committee in accordance with the terms of this Plan and their meanings as intended by the Committee. The Committee shall have the discretion, in its sole

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judgment, to (a) make any findings of fact needed in the administration of this Plan, (b) interpret or construe ambiguous, unclear or implied (but omitted) terms, (c) establish rules and regulations for administering this Plan and (d) take such other action as it deems necessary or appropriate. All actions and all determinations made in good faith by the Committee shall be final, binding and conclusive upon all persons claiming any interest in or under this Plan. The Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to such person or persons from time to time as it may designate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of this Plan that have been delegated.
12.Participants Deemed to Accept Plan. By executing any agreement or by accepting any payment or benefit under this Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his, her or its acceptance and ratification of, and consent to, all of the terms and conditions of this Plan and any action taken under this Plan by the Committee or the Company or its Affiliates, in any case in accordance with the terms and conditions of this Plan.
13.Successors. This Plan shall be binding upon and inure to the benefit of the Company, each other Participating Employer and any Participant and their respective successors, assigns, heirs, personal or legal representatives, executors, administrators distributees and/or legatees. The rights under this Plan are personal in nature and no Participant shall, without the consent of the Company, assign, transfer or delegate any rights or obligations hereunder, whether by gift, pledge, creation of a security interest or otherwise and, in the event of any attempted assignment or transfer contrary to this Section 13, no Participating Employer shall have liability to pay any amount so attempted to be assigned, transferred or delegated and such shall be void ab initio.
14.Unfunded Plan Status. All severance benefits provided under this Plan shall constitute an unfunded obligation of the applicable Participating Employer. All payments pursuant to this Plan shall be made from the general funds of the applicable Participating Employer and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company or any Affiliate as a result of participating in this Plan.
15.Withholding. The Participating Employer and any Affiliate shall have the right to deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
16.Governing Law. Except to the extent preempted by federal law, the provisions of this Plan shall be governed and construed in accordance with the laws of the State of Indiana, without regard to conflict of laws principles thereof.
17.Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
18.Section 409A.
(a)It is intended that the payments and benefits provided under Section 5 shall be exempt from the application of the requirements of Section 409A. This Plan shall be construed, administered and governed in a manner that affects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short‑term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on his or her Termination Date, then all amounts due under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a separation from service (as defined in accordance with the default rules under Section 409A), and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) on the first business day that is more than six months after the date of the Termination Date (or, if the Participant dies during such six‑month period, on the date of the Participant’s death).
(b)With regard to any provision herein that provides for reimbursement of costs and expenses or in‑kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in‑kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in‑kind benefits, provided during any taxable year shall not affect the expenses eligible for

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reimbursement, or in‑kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder. This Section 18(b) shall be interpreted in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv)(A).
(c)Although the Company will use its reasonable efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.
(d)Upon the inclusion of any amount into the Participant’s income as a result of the failure of this Agreement to comply with the requirements of Section 409A a distribution not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Agreement to comply with Section 409A. This Section 18(d) shall be interpreted consistent with Treas. Reg. § 1.409A‑3(j)(4)(vii).
19.Notice. For purposes of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when, with respect to any Participating Employer, actually delivered or mailed by United States registered mail, return receipt requested, postage pre-paid, addressed to the Chairperson of the Committee at the Company’s corporate headquarters address, and with respect to a Participant when actually delivered, emailed or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the Participant at the last address of the Participant on the Company’s books and records.
20.Dispute Resolution. Any dispute arising out of or in any way pertaining to this Plan or any other agreement or document executed pursuant to or in connection with this Plan (other than the restrictive covenants contained in any Release) or the entitlement to severance shall be resolved by binding arbitration to be held in Evansville, Indiana, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, and judgment on the award may be entered in any court having jurisdiction thereof.
21.Indemnity. Each Participant shall be indemnified by such Participant’s Participating Employer against claims arising in connection with such Participant’s status as an employee, officer, director or agent of the Company or any Affiliate in accordance with the Company’s and the Participating Employer’s indemnity policies, subject to applicable law.

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Exhibit A

Definitions

“Accrued Obligations” has the meaning given that term in Section 5(a)(i) hereof.
“Affiliate” means any company or other entity controlled by, controlling or under common control with, the Company.
“Cause” means (i) intentional gross misconduct by the Participant damaging in a material way to the Company or any Affiliate, (ii) the Participant’s commission of fraud against the Company or any Affiliate, or (iii) the Participant’s public acts of dishonesty or conviction of a felony.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commencement Date” shall have the meaning set forth in Section 1(c).
“Committee” means the Compensation and Benefits Committee of the Board of Directors of the Company, or its delegate.
“Company” means Vectren Corporation.
“Disability” shall have the meaning set forth in the Company’s then current long term disability plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Good Reason” means (a) a material diminution in the Participant’s base compensation, (b) a material diminution in the Participant’s authority, duties or responsibilities, (c) a material change in the geographic location of which the Participant must perform the services, or (d) a material breach by the Company or, if applicable, the Participating Employer of this Plan.
“Notice of Termination” shall mean a written notice which (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).
“Participant” means a key executive who meets the eligibility requirements and other conditions of Section 3 hereof, until such time as the Participant’s participation ceases in accordance with Section 3(c) hereof.
“Participating Employer” has the meaning ascribed to such term in Section 1(d).
“Release” means the agreement that a Participant must execute in order to receive any severance benefits under this Plan, which shall be approved by the Committee and shall contain, among such other terms and conditions determined by the Committee, typical post separation terms and a general release of all claims that the Participant may have against the Company and any of its Affiliates relating to the employment and termination of employment of the Participant. The Release will also contain an affirmation by the Participant of the restrictive covenants contained in this Plan and an agreement by the Participant to be bound by a non-competition covenant during the period of years equal to the Severance Multiple.
“Section 409A” means Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
“Severance Multiple” has the meaning ascribed to such term in Section 5(a)(ii).
“Subsidiary” means any company or other entity controlled by the Company.
“Termination Date” means the date on which a Participant’s employment with the Participating Employer ceases.

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Exhibit B

Participating Employers

The following are the Participating Employers in the Plan:

1.	Vectren Corporation

2.	Indiana Gas Company, Inc.

3.	Southern Indiana Gas and Electric Company

4.	Vectren Energy Delivery of Ohio, Inc.

5.	Vectren Utility Holdings, Inc.

6.	Vectren Energy Marketing and Services, Inc.

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Exhibit C

Participants

Participant Title	Name	Severance Multiple	Participating Employer
Chairman, President and CEO	Carl L. Chapman	2x	Vectren Corporation
EVP, CLO, Corp. Secretary	Ronald E. Christian	1.5x	Vectren Corporation
EVP, CFO	M. Susan Hardwick	1.5x	Vectren Corporation
EVP, Chief Operating Officer	Eric J. Schach	1.5x	Vectren Corporation
SVP, General Counsel, CCO, Asst. Sec.	Robert E. Heidorn	1x	Vectren Corporation
SVP, Utility Operations and President of VUHI	Jon K. Luttrell	1x	Vectren Corporation
VP, Community Sustainability	Jeffrey W. Whiteside	1x	Vectren Corporation
VP, Customer Experience	Daniel C. Bugher	1x	Vectren Utility Holdings, Inc.
VP, Investor Relations and Treasurer	M. Naveed Mughal	1x	Vectren Corporation
VP, Information Technology & CIO	L. Douglas Petitt	1x	Vectren Corporation
VP, Human Resources	Ellis S. Redd	1x	Vectren Corporation
President, Vectren Energy Delivery, South	Brad Ellsworth	1x	Southern Indiana Gas & Electric Company
VP, VUHI, Power Supply	Wayne D. Games	1x	Southern Indiana Gas & Electric Company
VP, Energy Delivery	Lynnae K. Wilson	1x	Vectren Utility Holdings, Inc.
VP, Government Affairs and President Vectren North	Michael F. Roeder	1x	Vectren Corporation
President, Vectren Energy Delivery, Ohio	Colleen M. Ryan	1x	Vectren Energy Delivery of Ohio, Inc.
VP, Planning and Corporate Development	Elizabeth I. Witte	1x	Vectren Corporation
VP, VUHI-Regulatory Affairs	Scott E. Albertson	1x	Vectren Utility Holdings, Inc.
VP, Corporate Audit	Patrick C. Edwards	1x	Vectren Corporation
VP, Marketing and Communications	K. Chase Kelley	1x	Vectren Utility Holdings, Inc.
VP, Environmental Affairs & Corp. Sustainability	Angila M. Retherford	1x	Vectren Corporation
VP, Customer Energy Solutions	Robert C. Sears	1x	Vectren Utility Holdings, Inc.
VP, Controller & Asst. Treasurer	Misty M. Seaton	1x	Vectren Corporation
VP, General Counsel VUHI	P. Jason Stephenson	1x	Vectren Utility Holdings, Inc.
VP, Safety and System Integrity	James M. Francis	1x	Vectren Utility Holdings, Inc.
VP, Performance Mgt. & Sourcing	Karen L. Hamilton	1x	Vectren Corporation